UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TRANSMEDICS GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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On April 10, 2026, TransMedics Group, Inc. (“we,” “us,” “our,” “TransMedics” or the “Company”) filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) with the Securities and Exchange Commission in connection with our 2026 Annual Meeting of Shareholders to be held virtually on Wednesday, May 20, 2026, 8:00 A.M., Eastern Time, or at any other time following adjournment or postponement thereof. This supplement (this “Supplement”) contains three parts: (i) a statement in support of Proposal 3 in the Proxy Statement, (ii) supplemental information regarding Proposal 3 of the Proxy Statement to provide certain corrective disclosure as set forth below, and (iii) supplemental information regarding our engagement of a proxy solicitor. This Supplement should be read in conjunction with the Proxy Statement. Capitalized terms used but not otherwise defined in this Supplement shall have the meanings provided to them in the Proxy Statement.

Statement in Support of Proposal 3

Dear Fellow Shareholders:

We are writing to ask for your support of Proposal 3 in our Proxy Statement — the approval of an amendment to the TransMedics Group, Inc. 2019 Stock Incentive Plan (the “2019 Plan”) to add 2,750,000 shares and make certain other changes (the “Equity Plan Proposal”) — at our 2026 Annual Meeting of Shareholders, to be held on May 20, 2026.

The requested share authorization is thoughtfully sized, limited in duration, and consistent with market practices for companies at a similar stage of growth.

TransMedics has undergone a fundamental transformation over the past several years:

•

We have grown from a clinical-stage company generating $30 million in revenue in 2021 to a commercial-stage medical technology leader generating $605.5 million in revenue in 2025 — a 20-fold increase in four years.

•

We are actively engaged in several growth initiatives that we believe have the potential to drive sustained revenue and earnings growth and long-term shareholder value, including the ENHANCE heart and DENOVO lung programs, trials for new products such as OCS Kidney and the Controlled Hypothermic Organ Preservation System (CHOPS), and launch of our NOP model in Europe as part of continuing international expansion.

•	We have grown from 212 employees to 898. We are building a new global headquarters in Somerville, Massachusetts and are expanding internationally.

•	We have received FDA approval to pursue clinical programs in Heart, Lung, and Liver — organ programs that represent an enormous growth opportunity for TransMedics.

$605M	5,139	898	+95%

FY2025 Revenue (+37% YoY)	US OCS Cases in 2025 (+38%)	Employees (4× growth since 2022)	1-Year TSR (vs –5% GICS group)

To sustain our growth, attract and retain the world-class talent our mission demands, and maintain alignment between employees and shareholders, TransMedics needs an appropriately-sized equity pool.

The Board of Directors unanimously recommends a vote FOR Proposal 3.

Rationale for the Equity Plan Proposal

1. Our Equity Plan is Critical to Sustaining High Growth and Value Creation

•

Equity compensation is an important tool to align the interests of employees with those of shareholders, particularly in a company where innovation, execution, and talent retention directly drive long-term value.

•	Equity compensation has been, and will continue to be, an essential part of our compensation program.

•	Our employees are a key differentiator in the competitive marketplace in which we operate and are vital in driving our performance.

•	We believe that equity compensation is essential to successfully attract and retain this critical talent.

2. Equity is Essential to Compete for Talent in the Highly Competitive Boston-area Med-Tech and Bio-Tech Markets

•

To accomplish our business and growth objectives, we must be able to attract and retain talented executives and employees whose skills and experience enable them to contribute to our long-term success. We compete for talent with other companies that use equity awards as a core compensation element, including:

•	Large-cap medtech companies and

•	High-growth biotech and life sciences peers

•	As of March 25, 2026, only 421,009 shares remained available for issuance under the 2019 Plan.

•

If the Equity Plan Proposal is not approved, our ability to grant equity awards would be limited and would place us at competitive disadvantage in the extremely competitive labor market in which we operate.

3. The Share Request is Thoughtful, Market-Informed, and Sized for Sustainability

•

Our historical equity burn rate has been disciplined, with a burn rate of 2.2% in 2025, 1.9% in 2024, and 3.1% in 2023– a three-year average burn rate of 2.4% (see table below for comparison against benchmark).

•	The current total overhang (shares reserved for outstanding awards plus shares available for future awards) represents approximately 11.0% of common stock outstanding as of the record date.

•	The requested share increase does not result in excessive overhang or dilution.

•	The resulting total overhang (~18.9%) remains within market norms for a high-growth, talent-intensive, commercial-stage medical technology company like TransMedics.

•	The proposed increase represents ~8% of shares outstanding.

•	The requested pool would enable us to continue to grant equity awards for approximately one to two years from the date of the Proxy Statement.

Metric	TransMedics Data and Context
New Shares Requested	2,750,000 shares (8.0% of common shares outstanding)

Expected Total Overhang	18.9% — within market norms

Available Shares Post-Request	10.3% of common shares outstanding (9.2% under 2019 Plan + 1.1% under 2021 Inducement Plan)

3-Year Average Burn Rate	2.4% — reflecting prudent use relative to TransMedics’ high-growth headcount profile

Benchmark Burn Rate (GICS 3510)	4.2% — TransMedics’ burn rate is approximately half the benchmark, demonstrating disciplined equity usage

Expected Duration of New Equity Increase	One to two years from the date of the Proxy Statement

4. Robust Governance and Shareholder-Friendly Plan Features

The amended plan incorporates strong governance safeguards –

•	New proposed enhancements:

•	Minimum vesting requirements

•	Double-trigger vesting of awards upon change in control

•	No evergreen provision

•	No liberal share recycling

•	No dividends on unvested awards

•	No repricing

•	No automatic “single-trigger” accelerated vesting

•	Director compensation limits

5. Consequences of Non-Approval of the Proposal

•

If shareholders do not approve the Amended Plan, our ability to grant equity awards to our employees and other service providers will be severely limited, which we believe would place us at a competitive disadvantage in the extremely competitive Boston metro area labor market in which we operate.

We kindly urge you to vote FOR the Equity Plan Proposal. TransMedics is a mission-driven company at an inflection point in its growth trajectory. We believe that equity compensation has been, and will continue to be, an essential part of our compensation program. We view our employees as a key differentiator in the competitive marketplace in which we operate and believe that they are vital in driving our performance. The equity we are requesting will enable us to continue attracting and retaining the specialized talent our mission requires, maintain the employee-stockholder alignment that has driven our performance, and fund our next chapter of growth in a way that is disciplined, transparent, and governed by best-practice provisions.

Our Board recommends that you vote FOR the proposal to approve the amendment to the

TransMedics Group, Inc. Amended and Restated 2019 Stock Incentive Plan.

Supplemental Information Regarding Proposal No. 3 – Approval of the Amendment to the TransMedics Group, Inc. Amended and Restated 2019 Stock Incentive Plan

We are also correcting an inadvertent error in the table that appears on page 58 of the Proxy Statement under the heading Equity Plan Information as of March 25, 2026 (the “Equity Plan Information Table”) and supplementing the disclosure provided in Proposal 3 (the “Supplemental Information”). Except as specifically amended or supplemented by the Supplemental Information, all information set forth in the Proxy Statement remains unchanged. The Supplemental Information should be read together with the Proxy Statement.

We are providing this Supplemental Information to correct the total number of shares available for future issuance under the 2019 Plan, which number of shares was erroneously understated in the Proxy Statement. The total number of shares available for future issuance under the 2019 Plan as of March 25, 2026 was 421,009 shares, rather than 381,838 shares. The revised Equity Plan Information Table, which reflects the correct total number of shares available for future issuance under the 2019 Plan as of March 25, 2026 and provides certain other information regarding our equity incentive plans, is set forth below.

Total shares available for future issuance under the 2014 Plan	0
Total shares available for future issuance under the 2019 Plan	421,009
Total shares available for future issuance under the Inducement Plan	381,838
Total shares underlying outstanding options under all plans	2,556,876
Weighted average exercise price of outstanding options under all plans	$46.35
Weighted average remaining contractual life of outstanding options under all plans	6.03
Total shares subject to outstanding, unvested shares of time-based restricted stock under all plans	1,737
Total shares subject to outstanding, unvested time-based restricted stock units under all plans	423,050
Total shares subject to outstanding earned (performance condition satisfied) and unvested restricted stock and restricted stock unit awards under all plans	0
Total shares subject to outstanding unearned (performance condition not satisfied) restricted stock and restricted stock unit awards under all plans	0
Total common shares outstanding	34,532,341

Engagement of Proxy Solicitor

Subsequent to the filing of the Proxy Statement, the Company engaged Georgeson LLC to assist in the solicitation of proxies for the Annual Meeting for a fee of approximately $36,500 plus reasonable out-of-pocket expenses. The costs of solicitation will be borne by the Company.

Forward-Looking Statements

This Supplement contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including, but not limited to, statements about the Company’s growth initiatives, including the ENHANCE heart and DENOVO lung programs, trials for new products such as OCS Kidney and the Controlled Hypothermic Organ Preservation System, and launch of our NOP model in Europe; as well as the Company’s potential to drive sustained revenue and earnings growth and long-term shareholder value. Each forward-looking statement is subject to risks and uncertainties that could cause actual events to differ materially from those expressed or implied in such statement. Some of the key factors that could cause actual results to differ, including our ability to improve the OCS platform; developing the next generation of the OCS products or expanding into new indications and the development, and potential commercialization, of our OCS Kidney device; the timing or results of clinical trials for the OCS, including pre- and post-approval studies or other product candidates, including CHOPS; and the risks listed under the heading “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2026, and in the Company’s subsequent Securities and Exchange Commission filings. These forward-looking statements speak only as of the date of this Supplement, and the Company undertakes no obligation to update these forward-looking statements.